Exhibit 10.1

CONSENT AND SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of October 31, 2019 (the “Second Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, as collateral agent (in its individual capacity, “Oxford”; and in its capacity as collateral agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and TOCAGEN INC., a Delaware corporation with offices located at 4242 Campus Point Ct., Suite 500, San Diego, CA 92121 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party to the Loan Agreement from time to time have entered into that certain Amended and Restated Loan and Security Agreement, dated as of May 18, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, Borrower has requested that Collateral Agent and the Lenders make certain revisions to the Loan Agreement, including, among other things, (i) not requiring the payment of the Prepayment Fee in connection with the prepayment of Twenty-One Million Four Hundred Fifty Thousand Dollars ($21,450,000) of the principal portion of the Obligations to be made on the date hereof, or in connection with any prepayment in connection with the sale of the Released Equipment (as defined below), or any other prepayment of the Obligations after the Second Amendment Date, in each case, which Borrower is otherwise obligated to do under the terms of the Loan Agreement, and (ii) consenting to the sale of certain Equipment and furniture set forth on Schedule 1 hereto (the “Released Equipment”), so long as the net cash proceeds from the sale of the Released Equipment are used to repay the Obligations, and in connection therewith terminate and release any and all Liens arising under the Loan Documents over the Released Equipment.  In exchange for the agreement of the Lenders and the Collateral Agent to (i) not require the payment of the Prepayment Fee in connection with the prepayment of a portion of the Obligations to be made on the date hereof, and (ii) consent to the sale of the Released Equipment, and to compensate the Lenders and the Collateral Agent for the loss of (i) the Prepayment Fee in connection with the prepayment of a portion of the Obligations to be made on the date hereof, any prepayment in connection with the sale of the Released Equipment or any other prepayment of the Obligations after the Second Amendment Date, and (ii) the security interest in the Released Equipment, the Borrower has agreed to grant to the Lenders and the Collateral Agent a new security interest in Borrower’s Intellectual Property, all as more fully set forth herein;

WHEREAS, although the Lenders and Collateral Agent are under no obligation to do so, the Lenders and Collateral Agent have agreed to (i) not require the payment of the Prepayment Fee in connection with the prepayment of a portion of the Obligations to be made on the date hereof, any prepayment in connection with the sale of the Released Equipment and any other prepayment of the Obligations after the Second Amendment Date, and (ii) consent to the sale of the Released Equipment so long as the net cash proceeds from the sale of the Released Equipment are used to repay the Obligations, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below; and

WHEREAS, in connection with the foregoing, Borrower, the Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Notwithstanding the terms of the Loan Documents to the contrary, Collateral Agent and the Lenders (i) hereby agree that any Prepayment Fee due with respect to prepayment Twenty-One Million Four Hundred Fifty Thousand Dollars ($21,450,000) of the principal portion of the Obligations to be made on the date hereof shall not be due and owing as a result of such prepayments of principal, and each shall be deemed waived by Collateral Agent and the Lenders, (ii) hereby consent to the sale of the Released Equipment, so long as the proceeds from the sale of such assets are used to repay the Obligations, and (ii) upon the closing of the sale of the Released Equipment, release all Liens with respect to the Released Equipment under the Loan Agreement.  The foregoing release shall take effect automatically, and without the need for further action by any Person, immediately upon the closing for the sale of the Released Equipment.

3.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

“(d)Permitted Prepayment of Term Loans.

(i)Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(ii)Notwithstanding anything herein to the contrary, on the Second Amendment Date, Borrower shall paydown a portion of the Term Loans in an amount equal to Twenty-Three Million Three Hundred Sixteen Thousand Eight Hundred Ninety-Four and 74/100 Dollars ($23,316,894.74), payable to each Lender in accordance with its respective Pro Rata Share, which amount shall be used to prepay (A) a portion equal to Twenty-One Million Four Hundred Fifty Thousand Dollars ($21,450,000) of the outstanding principal of the Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment with respect to the portion of such Term Loans being prepaid, plus (C) all outstanding Lenders’ Expenses as of the Second Amendment Date.

(iii)Notwithstanding anything herein to the contrary, after the Second Amendment Date, Borrower may paydown portions of the Term Loans in amounts equal to not less than Five Hundred Thousand Dollars ($500,000), or to the extent such prepayment is made as a result of a sale of Released Equipment (as defined in that certain Second Amendment and Consent to Loan and Security Agreement dated as of the Second Amendment Date, by and among Borrower, Agent and Lenders, shall pay down the Term Loans in amounts equal to the net cash proceeds received by Borrower from such sale, in each case, payable to each Lender in accordance with its respective Pro Rata Share, which amount shall be used to prepay (A) all or a portion of the outstanding principal of the Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment with respect to the portion of such Term Loans being prepaid, plus (C) all outstanding Lenders’ Expenses as of the prepayment date.  For the purpose of clarity, any such partial prepayment shall be applied pro-rata to all outstanding amounts under the Term Loans and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.”

4.	Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

“(d)Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens.  (i) Each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual

Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.  Except as noted on the Perfection Certificates or as notified in writing to Collateral Agent, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral.  Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over‑the‑counter software that is commercially available to the public.”

5.	Section 6.2(a)(vii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(vii)prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;”

6.	Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.7Protection of Intellectual Property.  Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.  If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially contemporaneously provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property.  If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.”

7.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, each Loan Payment/Advance Request Form and any Bank

Services Agreement, the Post Closing Letter, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other pre-sent or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or other-wise modified.

8.	Section 13.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“Second Amendment Date” is October 31, 2019.

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the Second Amendment Date, as such may be amended from time to time.

9.	Exhibit A to the Loan Agreement is hereby amended and restated in its entirety, without novation, as set forth on Exhibit A hereto.

10.	Borrower hereby represents and warrants that a complete and accurate list of its Intellectual Property as of the Second Amendment Date is attached hereto as Exhibit B.

11.

Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the Loan Agreement with respect to the Collateral and, as additional security for the repayment and performance in full of all of the Obligations, and to partially compensate Collateral Agent and the Lenders for the additional risk Collateral Agent and the Lenders are incurring by entering into this Amendment instead of exercising remedies available to Collateral Agent now, hereby grants Collateral Agent, for the ratable benefit of the Lenders a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, such part of the Collateral (including, without limitation, the Intellectual Property (whether or not listed on Exhibit B to this Amendment)) that was not pledged previously or in which security interest was not granted prior to the date hereof, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower agrees to promptly execute any and all documents Collateral Agent deems necessary to implement this grant of additional collateral.  Furthermore, Borrower hereby authorizes Collateral Agent to file financing statements, amendments to financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (as such term has been amended pursuant to this Amendment), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of the Loan Documents, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

12.	Limitation of Consent and Amendment.

a.

The consent set forth in Section 2 and the amendments set forth in Sections 3 through 9, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (ii) otherwise prejudice any right or remedy which the Lenders, or obligation which Borrower, may now have or may have in the future under or in connection with any Loan Document.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

13.	Release by Borrower.

a.	FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees,

officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

b.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

c.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in respect of the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

d.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

e.	Borrower hereby represents and warrants to Collateral Agent and the Lenders, and Collateral Agent and the Lenders are relying thereon, as follows:

i.

Except as expressly stated in this Amendment, neither Collateral Agent, the Lenders nor any agent, employee or representative of any of them has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

ii.	Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

iii.	The terms of this Amendment are contractual and not a mere recital.

iv.	This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

v.

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and the Lenders, defend and hold each harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

14.	To induce Collateral Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Lenders as follows:

a.

Immediately after giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) and (ii) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

15.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

16.

This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) the execution and delivery by Borrower of the IP Agreement, and (c) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts with the Lenders.

17.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

18.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent and Second Amendment to Amended and Restated Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

TOCAGEN INC.

By	/s/ Martin J. Duvall
Name:	Martin J. Duvall
Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

SILICON VALLEY BANK

By:	/s/ Kristine Rohmer
Name:	Kristine Rohmer
Title:	Vice President

SCHEDULE 1

List of Equipment and Furniture

EXHIBIT A

BORROWER: TOCAGEN INC.

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Equipment subject to a Lien described in clause (c) of the definition of “Permitted Liens” if the granting of a Lien in such Equipment is prohibited by or would constitute a default under the agreement governing such Equipment (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such Equipment shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”; and (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property.

EXHIBIT B

Intellectual Property